UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            MSC.Software Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    553531104

                                 (CUSIP Number)

                                 March 13, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 17 Pages

CUSIP No. 553531104                    13G                   Page 2 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                   Page 3 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                   Page 4 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2.5% Convertible Senior Subordinated Notes due May
            5, 2008, convertible into 2,759,835 shares of
            Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                   Page 5 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 8.22%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                   Page 6 of 17 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                   Page 7 of 17 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                   Page 8 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                   Page 9 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   2.5% Convertible Senior Subordinated Notes due May 5, 2008, convertible into 2,759,835 shares of
                   Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                  Page 10 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    2.5% Convertible Senior Subordinated Notes due May
                    5, 2008, convertible into 2,759,835 shares of
                    Common Stock (See Item 4(a))
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 8.22%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 553531104                    13G                  Page 11 of 17 Pages

Item 1.

(a)  Name of Issuer

            MSC.Software Corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

            2 MacArthur Place
            Santa Ana, CA  92707

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


           Highbridge International LLC
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital Corporation
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           Highbridge Master L.P.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:    Cayman Islands, British West Indies

           Highbridge GP, Ltd.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:   Cayman Islands, British West Indies

CUSIP No. 553531104                    13G                  Page 12 of 17 Pages


            Highbridge GP, LLC
            c/o Harmonic Fund Services
            Cayman Financial Centre
            Tower C
            36 Dr. Roy's Drive
            George Town, Grand Cayman
            Cayman Islands, British West Indies
            Citizenship:   Cayman Islands, British West Indies

            Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship:  State of Delaware

            Glenn Dubin
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

            Henry Swieca
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York 10019
            Citizenship:  United States

Item 2(d)  Title of Class of Securities

        Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)  CUSIP Number

        553531104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 553531104                    13G                  Page 13 of 17 Pages


(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned:

                As of the date of this filing, each Reporting Person may be deemed the beneficial owner of the 2.5% Convertible Senior Subordinated Notes due May 5, 2008, convertible into 2,759,835 shares of Common Stock owned by Highbridge International LLC.

                Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

        (b)     Percent of class:

                The Company has informed the Reporting Persons in writing on March 17, 2006 that the number of shares of Common Stock outstanding was approximately 30,833,000. Therefore, each Reporting Person may be deemed to beneficially own approximately 8.22% of the outstanding Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person.

        (c)     Number of shares as to which such person has:

                (i)    Sole power to vote or to direct the vote

                       0

                (ii)   Shared power to vote or to direct the vote

                       See Item 4(a)

                (iii)  Sole power to dispose or to direct the disposition of

CUSIP No. 553531104                    13G                  Page 14 of 17 Pages


                (iv)   Shared power to dispose or to direct the disposition of

                       See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See Exhibit I.


Item 9.  Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of March 21, 2006, by and among Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 553531104                    13G                  Page 15 of 17 Pages

SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: March 21, 2006

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE CAPITAL L.P.

                                             By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                        its General Partner
    --------------------------
Name: Howard Feitelberg
Title: Director

                                             By: /s/ Clive Harris
                                                 -------------------------
                                             Name: Clive Harris
                                             Title: Director


HIGHBRIDGE CAPITAL CORPORATION               HIGHBRIDGE GP, LTD.


By: /s/ Howard Feitelberg
    --------------------------
Name: Howard Feitelberg
Title: Controller                            By: /s/ Clive Harris
                                                 -------------------------
                                             Name: Clive Harris
                                             Title: Director


HIGHBRIDGE MASTER L.P.                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                             By: /s/ Carolyn Rubin
                                                 -------------------------
                                             Name: Carolyn Rubin
                                             Title: Deputy General Counsel
By: /s/ Clive Harris
    --------------------------
Name: Clive Harris
Title: Director


HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                         /s/ Henry Swieca
    --------------------------               -------------------------
Name: Clive Harris                           HENRY SWIECA
Title: Director


/s/ Glenn Dubin
--------------------------
GLENN DUBIN

CUSIP No. 553531104                    13G                  Page 16 of 17 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of MSC.Software Corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: March 21, 2006

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE CAPITAL L.P.

                                             By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                        its General Partner
    --------------------------
Name: Howard Feitelberg
Title: Director


                                             By: /s/ Clive Harris
                                                 -------------------------
                                             Name: Clive Harris
                                             Title: Director

-----------------------------------
HIGHBRIDGE CAPITAL CORPORATION               HIGHBRIDGE GP, LTD.


By: /s/ Howard Feitelberg
    --------------------------
Name: Howard Feitelberg
Title: Controller                            By: /s/ Clive Harris
                                                 -------------------------
                                             Name: Clive Harris
                                             Title: Director

HIGHBRIDGE MASTER L.P.                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                             By: /s/ Carolyn Rubin
                                                 -------------------------
                                             Name: Carolyn Rubin
                                             Title: Deputy General Counsel

By: /s/ Clive Harris
    --------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                         /s/ Henry Swieca
    --------------------------               -------------------------
Name: Clive Harris                           HENRY SWIECA
Title: Director

CUSIP No. 553531104                    13G                  Page 17 of 17 Pages


/s/ Glenn Dubin
--------------------------
GLENN DUBIN